Exhibit 4.5
Second Amendment to Investor Rights Agreement
     This Second Amendment (the “Amendment”) is entered into as of August 28, 2009, by and among Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and South Dakota Wheat Growers Association, a South Dakota cooperative (“SDWG”).
Background
     A. On November 8, 2006, the Company and SDWG entered into an investor rights agreement (as amended, the “SDWG Investor Rights Agreement”) in connection with the purchase by the Company of SDWG’s limited partnership interest in Heartland Grain Fuels, L.P. (“HGF”).
     B. On August 21, 2009, the Company entered into a subscription agreement with Hawkeye Energy Holdings, LLC (“Hawkeye”) pursuant to which the Company agreed to enter into a registration rights agreement with Hawkeye (the “Hawkeye Registration Rights Agreement”), provided the Company first obtained, among other third party consents, SDWG’s consent to grant such rights.
     C. In connection with the execution of the Hawkeye Registration Rights Agreement, ABE and SDWG desire to amend the SDWG Investor Rights Agreement as follows:
Agreement
     1. Amendment to Article 1. Article 1 of the SDWG Investor Rights Agreement is hereby amended and restated in its entirety as set forth in the attached Exhibit A.
     2. Amendment to Section 2.3(a). Section 2.3(a) of the SDWG Investor Rights Agreement is hereby amended and restated in its entirety as set forth in the attached Exhibit B.
     3. Amendment to Section 2.7. Section 2.7 of the SDWG Investor Rights Agreement is hereby amended and restated in its entirety as set forth in Exhibit C.
     4. Amendment to Section 2.9. Section 2.9 of the SDWG Investor Rights Agreement is hereby amended by adding the following sentence to the end of that provision:
“The Company shall not amend the Hawkeye Registration Rights Agreement or the EIP Registration Rights Agreement in a manner adverse to the Holders without the prior written consent of a majority in interest of the Holders.”
     5. Governing Law. The parties to this Amendment intend for the laws of the State of Minnesota to govern the validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the conflict of law provisions of such state.

     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.
     7. Miscellaneous. Except as specifically amended herein, the SDWG Investor Rights Agreement shall remain in full force and effect, as so amended. Any reference to this “Amendment,” shall include the Recitals set forth in the beginning of this Amendment.
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     This Amendment has been executed by the parties hereto as of the date first set forth above.

ADVANCED BIOENERGY LLC

By:	/s/ Richard Peterson
Richard Peterson
President, Chief Executive Officer and Chief Financial Officer

SOUTH DAKOTA WHEAT GROWERS ASSOCIATION

By:	/s/ Dale Locken

Dale Locken
Chief Executive Officer and Treasurer

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EXHIBIT A
AMENDED AND RESTATED ARTICLE 1
     1. Definitions. For purposes of this Agreement:
          1.1 “Additional Financing” means the sale by the Company of additional Units as contemplated by the registration statement on Form SB-2 filed by the Company with the SEC on September 13, 2006, as amended from time to time thereafter.
          1.2 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, or manager of such Person.
          1.3 “Damages” means any loss, damage, or liability to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
          1.4 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Units, including options and warrants.
          1.5 “EIP” means Ethanol Investment Partners, LLC, a Delaware limited liability company.
          1.6 “EIP Holder” means any “Holder” as that term is defined under the Registration Rights Agreement.
          1.7 “EIP Registration Rights Agreement” means that certain Registration Rights Agreement dated as of June 25, 2007, between the Company and EIP, as amended.
          1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          1.9 “Excluded Registration” means (a) a registration of Units in connection with the Additional Financing so long as such registration is declared effective by the SEC no later than February 28, 2007; (b) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; or (c) a registration relating to an SEC Rule 145 transaction.
          1.10 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
          1.11 “Form S-2” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
          1.12 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
          1.13 “GAAP” means generally accepted accounting principles in the United States.
          1.14 “Hawkeye” means Hawkeye Energy Holdings, LLC, a Delaware limited liability company.
          1.15 “Hawkeye Holders” means any “Holder” as that term is defined under the Hawkeye Registration Rights Agreement.
          1.16 “Hawkeye Registration Rights Agreement” means that certain Registration Rights Agreement dated as of August 28, 2009, between the Company and Hawkeye.
          1.17 “Holder” means any holder of Registrable Securities who is a party to this Agreement, including permitted transferees that agree in writing to be bound by and subject to the terms and conditions of this Agreement.
          1.18 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
          1.19 “IPO” means the Company’s first underwritten public offering of its Units or other equity securities under the Securities Act.
          1.20 “Operating Agreement” means that certain Third Amended and Restated Operating Agreement of the Company dated as of February 1, 2006, as amended from time to time.
          1.21 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

          1.22 “Registrable Securities” means (a) the Units issued to SDWG, and any Units acquired by SDWG after the date hereof; and (b) any Units issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Units referenced in clause (a) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, and excluding for purposes of Section 2 any Units for which registration rights have terminated pursuant to Section 2.12 of this Agreement.
          1.23 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.11(b) hereof.
          1.24 “SEC” means the Securities and Exchange Commission.
          1.25 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
          1.26 “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.
          1.27 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.
          1.28 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          1.29 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.
          1.30 “Units” means units of membership interests in the Company, or shares or other equity interests of the Company issued in exchange for or otherwise in connection with any transaction as described in Section 2.1.

EXHIBIT B
AMENDED AND RESTATED SECTION 2.3(a)
          2.3 Underwriting Requirements.
               (a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of equity securities to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of equity securities that may be included in the underwriting shall be allocated as follows: (1) as between Holders, the Hawkeye Holders and the EIP Holders, in proportion (as nearly as practicable) to the number of equity securities that each group requested to be included in the underwriting, and then (2) as between the persons that comprise the Holders, the Hawkeye Holders, and the EIP Holders in proportion (as nearly as practicable) to the number of equity securities owned by each such holder or in such other proportion as shall mutually be agreed to by all such holders; provided, however, the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities, except the equity securities requested to be included in the underwriting by the Hawkeye Holders and the EIP Holders which shall be reduced as contemplated in the prior sentence, are first entirely excluded from the underwriting.

EXHIBIT C
AMENDED AND RESTATED SECTION 2.7
          2.7 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:
          (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, employees, agents and stockholders of each such Holder; legal counsel, accountants and other advisors for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in strict conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in such registration statement.
          (b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel, accountants and other advisors for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in strict conformity with written information furnished by or on behalf of such selling Holder expressly for use in such registration statement; and each such selling Holder will pay, severally and not jointly, to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such indemnifiable Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder, except in the case of common law fraud or willful misconduct by such Holder.
          (c) Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, unless such failure actually and materially prejudices the indemnifying party’s ability to defend such action.
          (d) Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.
          (e) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.7, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.7(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.7(b), exceed the net proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or common law fraud by such Holder.
          (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the provisions on indemnification and contribution contained in the underwriting agreement shall not contain provisions which expose the Holders to greater liability (including greater liability resulting from reduced indemnification rights) than the terms contained herein.
          (g) The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under Section 2 and shall survive the termination of this Agreement.